Exhibit 10.7

THIRD AMENDED AND RESTATED EMPLOYEE SERVICES AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYEE SERVICES AGREEMENT (as amended, restated and otherwise modified, this “Agreement”) is made by Marathon Petroleum Logistics Services LLC, a Delaware limited liability company (“MPLS”) and MPLX Terminals LLC, assignee of Marathon Petroleum Company LP (“MPLXT”), a Delaware limited liability company.

WHEREAS, MPLS is engaged in the business of providing employee services for the operation of midstream assets;

WHEREAS, MPLXT owns the refined petroleum products terminals set forth on Exhibit A which are utilized for the receipt, storage and redelivery of refined petroleum and associated products (the “Terminal Locations”);

WHEREAS, the Parties deem it to be appropriate and in the best interests of each of them that MPLS provide certain employee services at the Terminal Locations on the terms and conditions set forth herein;

WHEREAS, it is the intent of the Parties that such employee services be provided in exchange for the payment of fees meeting an arm’s length standard consistent with the IRS Code and associated regulations, and that the Fees set forth on Exhibit B are intended to reflect such standard;

WHEREAS, on December 21, 2015 (the “Effective Date”), MPLS and MPLXT previously entered into that certain Employee Services Agreement, as subsequently amended pursuant to that certain Amended and Restated Employee Services Agreement dated February 7, 2016 and that certain Second Amended and Restated Employee Services Agreement dated December 22, 2016 (the “Original ESA”); and

WHEREAS, pursuant to Section 13.3 of the Original ESA, MPLS and MPLXT now desire to amend and restate the terms and conditions contained in the Original ESA as set forth herein.

NOW, THEREFORE, in consideration of the forgoing and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS
1.1    Definitions. As used in this Agreement:
(a)    “Additional Services” has the meaning set forth in Section 3.2.

(b)    “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one (1) or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of the foregoing, “control”, “controlled by”, and under “common control with” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, member or partnership interests, by contract or otherwise. For the purposes of this Agreement, MPLXT shall not be considered an Affiliate of MPLS, nor shall MPLS be considered an Affiliate of MPLXT.
(c)    “Agreement” has the meaning set forth in the Preamble.
(d)    “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having jurisdiction over the matter or matters in question, whether now or hereafter in effect.
(e)    “Authorized Representative” means, for each Party, any of the individuals holding the titles listed on Exhibit C under the name of such Party.
(f)    “Availed Party” has the meaning set forth in Section 8.2(a).
(g)    “Bankrupt” means, with respect to any Person, that such Person (i) becomes insolvent or unable to pay its debts as they become due; (ii) commences any case, proceeding or other action under any existing or future law seeking to enter into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or any of its property, or makes a general assignment for the benefit of creditors; (iv) in the absence of such application, consents or acquiesces in, permits or suffers to exist the appointment of a trustee, receiver, sequestrator, intervenor, mediator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator, intervenor, mediator or other custodian is not discharged within sixty (60) days; (v) permits or suffers to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, liquidation, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains undismissed or unstayed for sixty (60) days; or (vi) takes any corporate action authorizing, or in furtherance of, any of the foregoing.
(h)    “Claims and Liabilities” means all suits, sanctions, actions, liabilities, legal proceedings, government fines and penalties, pollution clean-up, damages to natural resources, claims, demands, losses, damages, costs, expenses, or causes of action of every kind and character, including all claims that may exist, arise, or be threatened as of or following the Effective Date and whether or not of a type contemplated by any Party.

(i)    “Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer or customer relationships, consumer or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (ii) has been furnished or made known to the receiving Party by a Third Party under circumstances that are not known to the receiving Party to involve a breach of the Third Party’s obligations to the disclosing Party or (iii) was developed independently of information furnished or made available to the receiving Party under this Agreement.
(j)    “Default Rate” means the rate per annum equal to LIBOR plus one percent (1%). Any interest payable hereunder shall accrue from day to day and be calculated on the basis of a three hundred sixty-five (365) day year.
(k)    “Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement.
(l)    “Effective Date” has the meaning set forth in the Recital.
(m)    “Event of Default” has the meaning set forth in Section 11.1.
(n)    “Expenses” has the meaning set forth in Section 6.1.
(o)    “Extension Period” has the meaning set forth in Section 2.1.
(p)    “Fees” means the fees charged for the Services as set forth on Exhibit B.
(q)    “Force Majeure Event” means any event or circumstance that is beyond the reasonable control of a Party and which the affected Party is not able to overcome through the exercise of commercially reasonable efforts that prevents or delays the affected Party from complying, either totally or in part, with any of its obligations under this Agreement, including, to the extent consistent with the foregoing, any fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, or act of God, or act, omission or delay in acting by any Governmental Authority or military authority or Third Party.
(r)    “Force Majeure Notice” has the meaning set forth in Section 3.5(a).
(s)    “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
(t)    “Indemnified Party” means a Party receiving indemnification from the other Party in accordance with the terms of this Agreement.
(u)    “Indemnifying Party” means a Party providing indemnification to the other Party in accordance with the terms of this Agreement.
(v)    “Initial Term” has the meaning set forth in Section 2.1.
(w)    “LIBOR” means, on a particular day, the rate per annum for three (3) month deposits in US Dollars which appears on the Reuters screen “LIBO Page” at or about 11 a.m. (London time) on the first day of the period for which interest is to be calculated, or, if such day is not a day on which banks are open for business in London, on the next following day on which banks are open for business in London. If Reuters information service fails to display such rate on any day when a rate is to be determined as aforesaid, but such rate is so displayed on Bridge Telerate or is available directly from the Intercontinental Exchange Benchmark Administration Limited (or any other Person that takes over the administration of that rate), it shall be determined from that source accordingly.
(x)    “Mediation Notice” has the meaning set forth in Section 13.2(b).
(y)     “MPLS” has the meaning set forth in the Preamble.
(z)    “MPLS Indemnified Parties” means MPLS, each of its directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(aa)    “MPLXT has the meaning set forth in the Preamble.
(bb)    “MPLXT Indemnified Party” means MPLXT, each of its directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(cc)    “Operator” means any Third Party that manages or operates any Terminal Location.
(dd)    “Original ESA” has the meaning set forth in the Recitals.

(ee)    “Party” means MPLS or MPLXT, as applicable.
(ff)    “Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, Governmental Authority or any other form of business or professional entity.
(gg)    “Security Regulations” has the meaning set forth in Section 8.2(a).
(hh)    “Services” means the services generally described on Exhibit B.
(ii)    “Systems” has the meaning set forth in Section 8.2(a).
(jj)    “Term” has the meaning set forth in Section 2.1.
(kk)    “Terminal Locations” has the meaning set forth in the Recitals.
(ll)    “Third Party” means a Person that is not a Party or an Affiliate of a Party.

1.2    Interpretation. In this Agreement, unless the context clearly indicates otherwise:
(a)    words used in the singular include the plural and words used in the plural include the singular;
(b)    references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;
(c)    any reference to any gender includes the other gender;
(d)    the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(e)    any reference to any Article, Section or Exhibit means such Article or Section of, or such Exhibit to, this Agreement, as the case may be, and references in any Article, Section or Exhibit to any clause means such clause of such Article, Section or Exhibit;
(f)    the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
(g)    any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time;
(h)    any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(i)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
(j)    if there is any conflict between the provisions of the main body of this Agreement and the Exhibits, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Exhibit;
(k)    the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;
(l)    any references to Services to be provided by MPLS to “MPLXT” hereunder shall be deemed to mean “MPLXT and its designated Affiliates”;
(m)    all references to dollar amounts shall be in respect of lawful currency of the United States;
(n)    the language of this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party; and
(o)    the Exhibits form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Exhibits.
ARTICLE 2
TERM
2.1    Term. This Agreement is effective for a time period commencing on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”) or the end of any Extension Period unless terminated earlier pursuant to the terms hereof. This Agreement will automatically renew for up to two (2) additional renewal terms of five (5) years each (each, an “Extension Period”), unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least twelve (12) months prior to the end of the then-current Initial Term or Extension Period, as applicable. The Initial Term and Extension Periods, if any, shall be referred to collectively as the “Term”.
ARTICLE 3
PERFORMANCE OF SERVICES
3.1    General.

(a)    During the Term, MPLS shall provide, or cause to be provided, a sufficient number of suitably qualified and experienced personnel as is required to perform the Services; provided, however, that MPLXT shall have the right to approve or reject such personnel in MPLXT’s sole discretion. As between MPLXT and any Operator, all Services performed or provided by MPLS shall be at the direction and under the control of MPLXT, and not at the direction or under the control of any Operator.
(b)    At all times during the Term:
(i)    unless specifically provided to the contrary on Exhibit B, all Services provided by MPLS pursuant to this Agreement shall be performed or provided, as applicable: (A) with the use of reasonable care; (B) consistent with this Agreement and in substantially the same manner (including as to level, quality and timeliness) as such Services have been provided relative to MPLXT’s assets prior to the Effective Date; and (C) in material compliance with Applicable Law;
(ii)    when selecting and providing personnel to MPLXT, MPLS shall use reasonable care in material compliance with Applicable Law;
(iii)    MPLXT shall direct, control and supervise all Services performed or provided by personnel provided by MPLS to MPLXT under this Agreement;
(iv)    notwithstanding anything to the contrary in this Agreement, MPLS shall not be required to perform Services or take any actions relating thereto that conflict with or violate any Applicable Law, contract or certification; and
(v)    in the event that MPLS is unable to provide a sufficient number of suitably qualified and experienced personnel, as determined in good faith by MPLXT, MPLXT may engage (or hire a Third Party to engage) personnel to provide the relevant Services.
3.2    Additional Services. If MPLXT reasonably determines that additional services (not listed on Exhibit B at the time of the determination) or additional personnel are required in order for MPLXT to conduct its business involving the Terminal Locations, then MPLXT may provide written notice thereof to MPLS in accordance with Section 3.3. If MPLS agrees, in its sole discretion, to provide such additional service or personnel during the Term, then the Parties shall negotiate in good faith an amendment to Exhibit B to include a description of the additional service (each such service an “Additional Service”) or to provide additional personnel, the terms and conditions for the provision of each Additional Service or each additional personnel, and the Fees payable to MPLS for each such Additional Service or additional personnel. Any Additional Services provided pursuant to this Agreement shall be deemed to be “Services” under this Agreement.
3.3    Modification; Third Party Providers.
(a)    Any communications regarding (i) the execution of the Services; (ii) the provision of personnel by MPLS or the approval or disapproval of personnel by MPLXT; (iii) any modification or alteration to the provision of the Services; or (iv) the provision of Additional Services or additional personnel must be made and agreed to, in writing, by an Authorized Representative

(it being understood that the receiving Party shall not be obligated to agree to any modification or alteration requested thereby).
(b)    Each Party acknowledges and agrees that certain of the personnel performing the Services under this Agreement have been, and will continue to be, provided to MPLXT by Third Parties designated by MPLS. To the extent so provided, MPLS shall use commercially reasonable efforts to (i) cause such Third Parties to provide personnel to perform such Services under this Agreement and (ii) enable MPLXT to avail itself of such Services; provided, however, that if any such Third Party is unable or unwilling to provide personnel to perform any such Services, the Parties agree to use their commercially reasonable efforts to determine the manner in which such Services can best be provided. It is acknowledged and agreed that any Expenses to be incurred in connection with obtaining personnel to perform Services from a Third Party shall be paid by MPLXT; provided, however, that MPLS shall use commercially reasonable efforts to communicate in advance to MPLXT the expected Expenses to be incurred.
3.4    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MPLS MAKES NO, AND EXPRESSLY DISCLAIMS ANY, WARRANTIES WHATSOEVER WITH RESPECT TO THE SERVICES, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; OR (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; OR (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.
3.5    Force Majeure.
(a)    As soon as possible following the occurrence of a Force Majeure Event, the Party affected by the Force Majeure Event shall promptly notify the other Party in writing of the occurrence of such Force Majeure Event (a “Force Majeure Notice”). Concurrent with the Force Majeure Notice or as soon as possible thereafter, the affected Party shall give the other Party a full description of the Force Majeure Event and the approximate length of time that the affected Party reasonably believes such Force Majeure Event will continue. Each Party shall use commercially reasonable efforts to mitigate or overcome the effects of such Force Majeure Event as soon as possible; provided, however, that neither Party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.
(b)    If personnel provided by MPLS are unable to perform any Service due to a Force Majeure Event, MPLXT shall have the right, but not the obligation, to engage subcontractors to perform such obligations for the duration of the Force Majeure Event; provided, however, that any Fees paid or payable by MPLXT to MPLS under this Agreement with respect to the provision of personnel to perform the Services affected by such Force Majeure Event shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by or on behalf of MPLXT to any such subcontractors; provided further, however, that MPLS shall not be responsible for the amounts of fees paid by or on behalf of MPLXT to any such subcontractors to perform such services to the extent such fees exceed the aggregate Fees paid or owed to MPLS for the applicable period of the Force Majeure Event.
ARTICLE 4
COOPERATION
4.1    Cooperation. Each Party shall use good faith efforts to cooperate with the other Party in all matters relating to the provision and receipt of personnel to perform the Services, including providing in a timely manner any information, documentation, approvals and acceptances reasonably requested by a Party, other than information and documentation protected by attorney-client privilege.
4.2    Consents.
(a)    Each Party shall provide reasonable cooperation to obtain all Third Party consents for any Third Party software or other Third Party intellectual property related to the provision of personnel to provide the Services sufficient to enable MPLS to provide personnel to perform the Services in accordance with this Agreement; provided, however, that no Party shall be obligated under this Agreement to pay any consideration (other than de minimis transfer fees), grant any concession or incur any liability to any Third Party to obtain any such Third Party’s consent.
(b)    If any Third Party consent or approval required for the provision of personnel to provide the Services hereunder is not obtained, then (unless and until such Third Party consent or approval is obtained) the Parties shall, to the extent practicable, cooperate with each other in achieving a reasonable alternative arrangement for MPLXT to obtain such personnel to provide the Services.
ARTICLE 5
FEES
5.1    Fees. Subject to Section 3.5(b), MPLXT shall pay MPLS the Fees for the provision of personnel to provide the Services as set forth on Exhibit B and in accordance with Article 6. If personnel provided by MPLS hereunder are unable to perform any Service due to a Force Majeure Event, then MPLS shall reduce the Fees to account for any reduction in the performance of Services by such personnel.
5.2    Taxes. To the extent required by Applicable Law, MPLS shall add to any Fees due under this Agreement amounts equal to any sales, use or similar taxes, however designated or levied, based upon the provision of personnel to perform the Services performed hereunder. MPLS is solely responsible for the collection and remittance of any such taxes to the appropriate tax authorities. The Parties shall cooperate with each other to minimize any such taxes to the extent reasonably practicable. If additional taxes are determined to be due with respect to the provision of personnel provided hereunder to perform the Services as a result of (a) an audit by any applicable tax authority, or (b) a new or change in Applicable Law, then MPLXT shall reimburse MPLS for the additional taxes due from MPLS, including interest and penalty. MPLXT has the right to contest with the tax authority, at MPLXT’s sole expense, the amount of any taxes or the result of any audit. MPLS is responsible for any penalty or interest resulting from its failure to remit any invoiced taxes. Notwithstanding anything in this Agreement to the contrary, this Section 5.2 will, to the fullest extent permitted by Applicable Law, survive the termination of this Agreement and remain in effect until the expiration of the relevant statutes of limitations.
5.3    Adjustments. In the event of the termination of this Agreement (a) with respect to any Services for which the Fee for such Services is charged as a flat monthly rate, if termination occurs other than at the end of the month, the Fee for that month shall be prorated to reflect a partial month, and (b) with respect to any other Services, all amounts due pursuant to the terms hereof with respect to the Services shall be appropriately prorated and reduced to reflect any shortened period during which such Services are actually provided, and MPLS shall refund to MPLXT the appropriate prorated amount for any such Services that have been paid for in advance. Notwithstanding the immediately preceding sentence, to the extent any amounts due or advances made hereunder related to costs or Expenses that have been or will be incurred and that cannot be recovered by MPLS, such amounts due or advances made shall not be prorated or reduced and MPLS shall not be required to refund any prorated amount for such costs or Expenses; and MPLXT shall reimburse MPLS for any Third Party cancellation or similar charges incurred as a result of such termination.
ARTICLE 6
INVOICE AND PAYMENT; AUDIT
6.1    Invoices and Payment. Within twenty (20) days following the end of each month during the Term, MPLS will submit to MPLXT for payment a written invoice for the amounts due under this Agreement for such month. The invoice will set forth the Fees, in the aggregate and itemized, based on the descriptions set forth on Exhibit B. Each invoice will contain documentation and other details in support of the invoiced amounts as MPLXT may reasonably require to validate such invoiced amounts. Except as otherwise provided in this Agreement, MPLXT shall reimburse MPLS monthly for all out-of-pocket costs and expenses reasonably incurred and actually paid by MPLS to Third Parties on behalf of MPLXT in connection with providing personnel to perform the Services (the “Expenses”).
6.2    Timing of Payment; No Offsets. MPLXT shall pay all amounts due pursuant to this Agreement within ten (10) days after the receipt of the relevant invoice. MPLXT shall not offset any amounts owing to it by MPLS or any Affiliates of MPLS against amounts payable hereunder.
6.3    Non-Payment. If MPLXT fails to make payment of any sum as and when due under this Agreement, then MPLXT shall pay interest thereon to MPLS at the Default Rate (as in effect on the day when such sum was originally due) on and from the day when payment was due until the date of payment.

6.4    Payment Disputes. MPLXT may contest any amount of any invoice at any time before or after payment is made, provided such objection is made in writing to MPLS within thirty (30) days following the end of the month in which the relevant Services were invoiced. MPLXT shall timely pay any disputed items in full while resolution of the dispute is pending; provided, however, that MPLS shall pay interest at the Default Rate on any amounts it is required to return to MPLXT upon resolution of the dispute. Payment of the uncontested amount shall not constitute approval thereof. Any dispute under this Section 6.4 shall be resolved in accordance with the provisions of Section 13.2.
6.5    Audit Rights.
(a)    MPLXT may, at its own cost and expense, audit (or cause an independent Third Party auditor to audit) the books and records of MPLS to the extent necessary to determine MPLS’s compliance with this Agreement with respect to Fees and Expenses charged or the performance of MPLS’s obligations under this Agreement. MPLXT shall have the right to conduct such audit no more than once with respect to each calendar year during the Term; provided, however, that any audit shall not be commenced later than twelve (12) months after the end of the calendar year to be audited.
(b)    Any audit shall be conducted during regular business hours and in a manner that does not unreasonably interfere with the operations of MPLS. MPLXT shall provide reasonable advance notice to MPLS prior to the commencement of the audit and shall specify the date on which the audit will commence.
ARTICLE 7
CONTROL OF SERVICES; OWNERSHIP OF ASSETS
7.1    Control of Services. Notwithstanding anything to the contrary in this Agreement, MPLXT shall at all times have exclusive authority to manage and control the business and operations of MPLXT. In connection with managing and controlling the business and operations of MPLXT, the Services shall be under the ultimate direction, control and supervision of MPLXT.
7.2    Employee Status. During the Term of this Agreement:
(a)    no employee of MPLS shall be deemed an employee of MPLXT by reason of such employee’s involvement in providing Services provided hereunder. MPLS shall bear the sole responsibility for payment of each such employee’s wages, benefits, all withholding obligations to federal, state and local taxation and insurance authorities and all other costs and expenses associated with such employees, including those costs and expenses related to workers’ compensation claims;
(b)    subject to the rights of MPLXT to direct and control the performance and provision of the Services as set forth in this Agreement, MPLS shall serve as the employer directly controlling the personnel that it provides to perform such Services and shall retain the exclusive right to review employees’ performance, determine employees’ compensation and benefits, discipline employees and determine whether or not to continue employees’ employment; and
(c)    notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed as (i) granting employees any employment rights for a specific duration or constraining MPLS’s right to terminate the employment relationship with any of its employees or (ii) adversely affecting the ability of any MPLS employee to be considered for transfers or promotions to positions listed on any internal job posting system.
7.3    Assets. All procedures, methods, Systems, strategies, tools, equipment, facilities and other resources used by a Party or any of its Affiliates in connection with the performance of its obligations hereunder shall remain the property of such Party or its Affiliate and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Person. No license under any patents, know-how, trade secrets, copyrights or other rights is granted by this Agreement or any disclosure in connection with this Agreement by any Party.
ARTICLE 8
CONFIDENTIALITY; SECURITY
8.1    Confidentiality.
(a)    During the Term and for a period of three (3) years after the termination of this Agreement, each Party shall keep confidential the other Party’s Confidential Information, whether acquired before or after the Effective Date, and neither Party shall release or disclose the other Party’s Confidential Information to any Third Party other than a receiving Party’s representatives with a need to know the Confidential Information for the purposes of such Party’s performance pursuant to this Agreement.
(b)    Each Party shall be responsible for any breach of this Section 8.1 by any of its representatives.
(c)    The provisions of this Section 8.1 do not apply to any Confidential Information to the extent that the receiving Party is required to disclose such information under any Applicable Law or pursuant to any order of any court, mediator or arbitrator, or in connection with any legal proceeding, mediation or arbitration to enforce its rights under this Agreement, or in connection with the requirements of a regulatory body or stock exchange, or in connection with a financing, bond offering, or sale of stock.
(d)    If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is nonetheless legally compelled to disclose such Confidential Information, or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information required to be disclosed by the subpoena or other demand.
(e)    Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 8.1 and agrees that, in the event of such breach, the disclosing Party shall, in addition to the other remedies that may be available to it, be entitled to injunctive relief for any violation of, and to enforce the terms of, this Section 8.1.
8.2    System Security.
(a)    If any Party is given access to the other Party’s computer systems or software (collectively, “Systems”) in connection with the Services, the Party given access (the “Availed Party”) shall comply with all of the other Party’s System security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Availed Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use.
(b)    Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and each Party shall use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of data, information or software contained in the Systems, including notifying its respective personnel of the restrictions set forth in this Section 8.2 and of the Security Regulations.
(c)    If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, has accessed the Systems, or has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, the Availed Party shall promptly terminate any such Person’s access to the Systems and promptly notify the other Party. In addition, such other Party shall have the right to deny personnel of the Availed Party access to its Systems upon advance written notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities described in this Section 8.2(c) or otherwise pose a System security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.
ARTICLE 9
NO PARTNERSHIP OR AGENCY RELATIONSHIP

9.1    No Partnership or Agency Relationship. This Agreement shall not be interpreted or construed to create an association, partnership, agency, franchise, joint venture, employment or fiduciary relationship between MPLXT and MPLS or any of their respective Affiliates. Except as explicitly set forth in this Agreement, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, act or be an agent or representative of, or otherwise bind, the other Party.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1    Representations and Warranties. Each Party hereby represents and warrants to the other as of the date of this Agreement that:
(a)    it is duly organized and validly existing under the laws of its jurisdiction of organization;
(b)    it has the power to own its assets and carry on its business as it is currently being conducted;
(c)    the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations upon it, subject to applicable bankruptcy, reorganization, insolvency or similar laws affecting creditors’ rights generally;
(d)    the entry into, and performance by it, of the transactions contemplated by this Agreement do not and will not conflict with (i) any Applicable Law; (ii) its constitutional documents; or (iii) any material provision of any material agreement or instrument binding upon it; and
(e)    it has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.
ARTICLE 11
TERMINATION
11.1    Events of Default. The occurrence or continuance of any of the following events will constitute a default of this Agreement by a Party (each an “Event of Default”):
(a)    failure to pay any undisputed amount due and payable to the other Party under this Agreement within ten (10) business days after such amount becomes due and payable and such failure is not remedied within a period of thirty (30) days of written notice of such failure from the other Party;
(b)    a Party becomes Bankrupt;

(c)    a Party is in material breach of any of its other material obligations under this Agreement and fails to cure such breach to the reasonable satisfaction of the non-defaulting Party within forty-five (45) days of written notice of such breach from the non-defaulting Party; and
(d)    any representation, warranty or statement made by a Party herein proves to be untrue in any material respect on the date on which it was made.
11.2    Termination. Upon the occurrence of an Event of Default by either Party, the non-defaulting Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the defaulting Party.
11.3    Procedures on Termination. Following termination of this Agreement, each Party will cooperate with the other as reasonably necessary to avoid disruption of the ordinary course of the other Party’s business. Subject to MPLXT’s right to seek reimbursement pursuant to Section 5.3, termination shall not affect MPLS’s right to payment for personnel provided prior to termination to perform the Services provided prior to termination.
11.4    Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties hereunder shall cease, provided that such termination shall not effect or excuse a Party’s breach of this Agreement prior to termination.
ARTICLE 12
INDEMNIFICATION AND LIABILITY
12.1    Indemnification by MPLXT. MPLXT shall be liable for and shall indemnify, defend and hold harmless each of the MPLS Indemnified Parties against all Claims and Liabilities that arise out of, are incident to, or result from (a) any and all actions, suits or proceedings instituted by a Governmental Authority arising out of any failure of MPLXT’s actions or performance of its obligations hereunder to conform to Applicable Law; (b) claims for bodily injury or death or physical loss of or damage to property arising from MPLXT’s or MPLS’s actions or omissions; and (c) any negligence, gross negligence, default or willful misconduct of MPLXT in connection with the performance of, or failure to perform, this Agreement by MPLXT, except to the extent the circumstances described in the foregoing subparagraphs (a), (b) and (c) are a result of the gross negligence or willful misconduct of MPLS.
12.2    Indemnification by MPLS. MPLS shall be liable for and shall indemnify, defend and hold harmless each of the MPLXT Indemnified Parties against all Claims and Liabilities that arise out of, are incident to, or result from (a) any and all actions, suits or proceedings instituted by a Governmental Authority arising out of any failure of MPLS’s actions or performance of its obligations hereunder to conform to Applicable Law; (b) claims for bodily injury, illness or death or physical loss of or damage to property arising from the gross negligence or willful misconduct of MPLS; (c) any gross negligence or willful misconduct of MPLS in connection with the performance of, or failure to perform, this Agreement; and (d) any and all actions, suits or proceedings alleging that MPLXT is an employer or joint employer of any MPLS employee.
12.3    Limitations and Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS, LOSS OF DATA, LOSS OF GOODWILL AND LOSS OF CAPITAL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE (EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT EITHER PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
12.4    Risk Allocation Essential. Each Party agrees that the Fees charged under this Agreement reflect the agreed allocation of risk between the Parties, including this Article 12, and the limitations on liability in Section 12.3. Modifying the allocation of risk from what is stated here would affect the Fees charged by MPLS, and in consideration of those Fees, each Party agrees to the stated allocation of risk.
12.5    Indemnification Procedures.
(a)    Within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article 12, the Indemnified Party will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim to the extent then known by the Indemnified Party.
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article 12, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no settlement involving the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; and provided further, that no settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed, conditioned or withheld.
(c)    The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article 12, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 12.5. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article 12; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.
(d)    In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from Third Parties.
(e)    Notwithstanding anything to the contrary hereunder, no cause of action, dispute or claim for indemnification may be asserted against any Party or submitted to arbitration or legal proceedings which accrued more than two (2) years after the later of (i) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Indemnified Party.
ARTICLE 13
MISCELLANEOUS
13.1    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.
13.2    Choice of Law; Dispute Resolution.
(a)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of New York, without regard to the conflict of law provisions thereof to the extent such rules or principles would require or permit the application of the laws of any other jurisdiction.

(b)    Mediation. If the Parties cannot resolve any Dispute or claim arising under this Agreement, then no earlier than ten (10) days nor more than sixty (60) days following written notice to the other Party, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Party. In connection with any mediation pursuant to this Section 13.2(b), the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this section. In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any Disputes. If a Dispute has not been resolved within thirty (30) days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the Dispute to any federal or state court located in Ohio in accordance with Section 13.2(c).
(c)    Each Party agrees that it shall bring any action or proceeding in respect of any Dispute or claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Ohio and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 13.9. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Ohio for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.
13.3    Amendment. This Agreement may only be amended, modified or supplemented by a written instrument signed by an Authorized Representative of the Parties.
13.4    Waiver; Cumulative Remedies. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an Authorized Representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.
13.5    Survival. Notwithstanding any suspension or termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance after such suspension or termination, including those relating to confidentiality obligations, audit rights, warranties, compliance with Applicable Law, governing law, dispute resolution, indemnities, and limitation of liability.
13.6    Severability. The provisions of this Agreement are separable and severable. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law. If any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal or unenforceable in whole or in part by any court of law or equity, then such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
13.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of any Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party; provided, further, that notwithstanding anything to the contrary herein, MPLXT may assign this Agreement to its Affiliate, MPLX Terminals LLC, upon notice to, and without the consent of, MPLS. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
13.8    Third Party Beneficiaries. Except to the extent otherwise provided in Article 12 with respect to the rights of the Indemnified Parties, the provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and shall not confer upon any Third Party any remedy, claim, liability, reimbursement or other right. Notwithstanding Article 12, the Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, and no Third Party shall be entitled to assign any benefit or right conferred upon it under this Agreement.
13.9    Notices. All notices, consents, directions, approvals, objections, refusals, instructions, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given or delivered (a) when delivered personally; (b) if by email, when receipt of such email is acknowledged by return email; (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing; or (d) if sent by private courier, when received; and shall be addressed to the appropriate Party at its address specific below, or at such other address as such Party may specify by notice to the other Party:

if to

MPLX Terminals LLC
539 South Main St.
Findlay, OH 45840
Attention: General Counsel

if to

Marathon Petroleum Logistics Services LLC
539 South Main St.
Findlay, OH 45840
Attention: President

or, to such other address as such Party may indicate by a notice delivered in accordance with this Section 13.9.

13.10    Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Executed facsimiles of such counterparts shall be deemed enforceable to the same extent as if they were executed original documents.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their Authorized Representatives as of the Effective Date.

Marathon Petroleum Logistics Services LLC

By:	/s/ John S. Swearingen
John S. Swearingen, President

MPLX Terminals LLC

By:	/s/ Timothy J. Aydt
Timothy J. Aydt, President

Exhibit A

TERMINAL LOCATIONS

Terminal Name	State
Bay City	MI
Bellevue	OH
Belton	SC
Birmingham	AL
Brecksville	OH
Canton	OH
Champaign	IL
Charleston	WV
Charlotte (East)	NC
Charlotte (West)	NC
Cincinnati	OH
Columbus (East & West)	OH
Columbus (GA)	GA
Covington	KY
Detroit	MI
Doraville	GA
Evansville	IN
Flint	MI
Ft. Lauderdale (Eisenhower)	FL
Ft. Lauderdale (Spangler)	FL
Garyville	LA
Greensboro (Friendship) – Guilford County	NC
Hammond	IN
Heath	OH
Huntington	IN
Indianapolis	IN
Jackson	MI
Jacksonville	FL
Kenova/Catlettsburg Docks	WV/KY
Knoxville	TN
Lansing	MI
Lexington	KY
Lima	OH
Louisville (Algonquin)	KY
Louisville (Kramers)	KY
Macon	GA
Marietta	OH
Midland	PA
Montgomery	AL
Mt. Prospect	IL
Mt. Vernon	IN
Muncie	IN
Nashville (Bordeaux)	TN
Nashville (Downtown)	TN
Nashville (51st)	TN
Niles	MI
North Muskegon	MI
Oregon	OH
Paducah	KY

A-1

Powder Springs	GA
Robinson	IL
Rockford	IL
Romulus	MI
Selma (Buffalo)	NC
Selma (JV) – Johnston County	NC
Selma (West Oak)	NC
Speedway	IN
Steubenville	OH
Tampa	FL
Viney Branch	KY
Youngstown	OH

A-2

Exhibit B
SERVICES AND FEES

SERVICES

MPLS shall provide, or cause to be provided, a sufficient number of suitably qualified and experienced personnel as is required to perform the following Services:

1.Management and Operations: All services associated with management of, and operations at, the Terminal Locations, including operating and maintaining the infrastructure necessary for receipt, storage, blending, loading, and shipment via truck, marine vessel, or pipeline of various grades of refined hydrocarbons and corresponding additives; providing project oversight, inventory management, and transaction data monitoring; and ensuring day-to-day operations comply with applicable site safety, security, and environmental regulations.

2.Terminal Services: All services associated with E&I techs, planning coordination, electronic services, mechanical vapor control services, measurements and reliability engineering at or for the Terminal Locations and the associated business, including providing subject matter expertise for electrical service and applications, mechanical vapor control services, meter maintenance and calibration; maintenance of additive systems and equipment, blending equipment, terminal automation systems, and truck loading rack equipment; and providing risk-based decisions for maintenance capital and expense programs.

3.Health, Environment, Safety & Security: All services associated with health, environment, safety and security matters pertaining to the Terminal Locations and the associated business, including providing HES&S subject matter expertise to support operations; leading continual improvement of HES&S plans, programs, and standards; managing regulatory compliance; training and auditing to verify compliance; and managing response plans and capabilities.

4.Training: All services necessary or appropriate for the continuous training for all employees associated with the provision of Services hereunder, including setting forth plans, schedules, and learning development expertise; and providing labor and supervision necessary to perform all services in a good workmanlike manner that is consistent with industry practice and complies with Applicable Law.

5.Human resources: All services associated with management of human resources at or for the Terminal Locations and associated business, including consulting with MPLXT management on the development and implementations or human resource strategies; and administering human resource policies, practices and procedures to applicable employees.

6.Product Quality: All services associated with maintaining product quality at the Terminal Locations, including providing subject matter expertise to support operations; leading continual improvement of quality management programs and standards; managing regulatory compliance; training and auditing to verify compliance; and ensuring all products (and product blends) and additization comply with Applicable Law.

7.Optimization and planning: All services associated with optimizing Terminal Locations and planning of future optimization, including rationalizing and analyzing terminal assets and processes for expanding operations and exploring future business opportunities; managing and scheduling downtime and operational maintenance; providing budget analysis and preparation, revenue, expense and capital analysis and coordination, and comparator analysis and forecasting; providing TeamView support, records management, Hauler portal system ownership, and serving as liaison to Information Technology group.

8.Procedures and Standards: All services associated with establishing and maintaining procedures and standards in relation to the business conducted at the Terminal Locations, including oversight of the TT&R Document Portal; and documentation and management of routine business processes, procedures, and standards utilized to operate terminals and equipment on a continuous basis, such as tank gauging, product sampling, taking pipeline receipts and the like.

GENERAL FEES

The Fees for the provision of personnel to perform the Services shall be calculated and invoiced consistent with the following:

1.As of the Effective Date, and on an annual basis consistent with established budget schedules and practices, MPLS shall, in its sole, reasonable discretion, establish allocations for the employees provided hereunder as of the date such allocation is made (the “Time Allocation”). For example, on the date the allocations are established for a given year, MPLS determines that certain of employees it provides will spend 80% of their time providing product quality-related services – the Time Allocation for any such employee will be 80% until the allocations are reset the following year, even if the employee ultimately spends more or less than 80% of his or her time actually engaged in the provision of such Services to MPLXT.

2.MPLS shall calculate on a monthly basis the employee-based cost which is the sum of the products the actual salary and wage costs incurred for each employee to be provided by MPLS hereunder for such month multiplied by the Time Allocation applicable to each such employee (the “Monthly Allocated Salary and Wages”).

3.With respect to each monthly invoice issued prior to January 1, 2017, and on an annual basis consistent with established budget schedules and practices, MPLS shall calculate the estimated total benefits cost for the applicable calendar year to be incurred for each employee to be provided by MPLS hereunder multiplied by the Time Allocation applicable to each such employee (the “Annual Allocated Estimated Benefits”). At the end of each calendar quarter, MPLS may compare the latest projection of benefit costs to be charged for the year to the Annual Allocated Estimated Benefits (the resulting “true-up” of these two amounts, whether positive or negative, being referred to herein as the “Quarterly Benefits Adjustment”). At the end of the calendar year, MPLS will calculate a “true-up”, whether positive or negative, of the total Annual Allocated Estimated Benefits plus or minus any Quarterly Benefits Adjustments charged for the year compared to the actual cost of such benefits for the year (the “Annual Benefits True-Up”).

Effective January 1, 2017, MPLS, in its sole and reasonable discretion, shall show the actual benefits and accruals for each employee to be provided by MPLS hereunder for such month multiplied by the Time Allocation applicable to each such employee.

4.With respect to each monthly invoice issued prior to January 1, 2017, MPLS, in its sole and reasonable discretion, shall calculate an appropriate allocated bonus accrual, including burden, consistent with its good faith estimate of the allocation of employees provided by MPLS hereunder on a total headcount basis (the “Allocated Bonus Accrual”). For the month in which any bonus payment is made to the employees provided by MPLS hereunder, MPLS will calculate a “true-up” of the Allocated Bonus Accrual charged for the previous year compared to the actual cost of bonuses, including burden, paid to such employees (the resulting “true-up” of these two amounts, whether positive or negative, being referred to herein as the “Allocated Bonus True-Up”). Effective January 1, 2017, MPLS, in its sole and reasonable discretion, shall show the actual cash bonuses and accrual for each employee to be provided by MPLS hereunder for such month multiplied by the Time Allocation applicable to each such employee.

5.Following the end of each month, MPLS will submit an invoice to MPLXT (the “Monthly Invoice”) which shall include the following:

a.	the Monthly Allocated Salary and Wages;

b.
with respect to each monthly invoice issued prior to January 1, 2017, one-twelfth (1/12) of the Annual Allocated Estimated Benefits plus or minus any Quarterly Benefits Adjustment and any Annual Benefits True-Up; Effective January 1, 2017, the actual benefits and accrual.

c.	with respect to each monthly invoice issued prior to January 1, 2017, any Allocated Bonus Accrual and any Allocated Bonus True-Up; Effective January 1, 2017, the actual cash bonuses and accrual.

d.	the MPLS stock-based compensation expense attributed to MPLS for such month; and

e.	effective as of January 1, 2017, a mark-up charge of $14,000.

6.For the avoidance of doubt, the Parties agree that the Fees for the remainder of calendar month of the Effective Date will be calculated in the manner above and will be a pro-rata portion of such amounts based on the number of days remaining in such month from the Effective Date.

Exhibit C

AUTHORIZED REPRESENTATIVES

As to:
MPLX Terminals LLC
Timothy J. Aydt, President

As to:
Marathon Petroleum Logistics Services LLC
John S. Swearingen, President

C-1